                                                                     EXHIBIT 2.2

           MANAGEMENT SUPPORT AND POST-PETITION FINANCING AGREEMENT

          THIS MANAGEMENT SUPPORT AND POST-PETITION FINANCING AGREEMENT ("Agreement") is made and entered into as of May 25, 2001, by and between nTelecom Holdings, Inc., a Delaware Corporation ("nTelecom"); OAN Services, Inc., a Texas Corporation ("OAN"); and OAN Services of Florida, Inc., a Texas Corporation ("OAN Florida" and together with nTelecom and OAN, the "OAN Parties"), on the one hand, and ACI Telecommunications, Inc., a Delaware Corporation ("ACI"), on the other hand.

                                   RECITALS
                                   --------

     WHEREAS, the OAN Parties are engaged in the business of, among other things
(i) serving as a telecommunications clearinghouse between telecommunications and telecommunications-related service providers ("Customers") and local exchange carriers ("LECs"), and (ii) the billing, processing and collection of payments and information relating to such payments, and all ancillary services performed in connection therewith (the "Transaction Processing Business");

     WHEREAS, the OAN Parties intend to promptly file voluntary petitions under chapter 11, Title 11 United States Code ("Bankruptcy Code") in the United States Bankruptcy Court for the Central District of California (the date thereof is hereinafter referred to as the "Petition Date");

     WHEREAS, concurrently herewith the OAN Parties and certain of their affiliated entities, as seller, and ACI, as purchaser, have entered into and executed an Asset Purchase Agreement, the terms and conditions of which are subject to approval of the Bankruptcy Court in the OAN Parties' contemplated chapter 11 cases, after notice and a hearing in accordance with Sections 363(b),
(f) and 365 of the Bankruptcy Code;

     WHEREAS, pursuant to the Asset Purchase Agreement, the OAN Parties and certain of their affiliates which are parties thereto, will sell, transfer and assign to ACI, subject to approval of the Bankruptcy Court and free and clear of all liens, claims or other interests, certain tangible and intangible property, including without limitation, all of the OAN Parties' interest in numerous executory contracts with some or all of the OAN Parties' existing Customers and LECs (the "Assigned Contracts," and together with the remaining assets described in the Asset Purchase Agreement, the "Acquired Assets");

     WHEREAS, until such time as the Asset Purchase Agreement and the assumption and assignment of the Assigned Contracts has been approved by final order of the Bankruptcy Court, and the Acquired Assets, including the Assigned Contracts, have been validly transferred and assigned to ACI, the OAN Parties desire to engage ACI to provide management support services as more particularly described in Paragraph 1 below ("Services") and post-petition financing to the OAN Parties in their capacities as debtors in possession as more particularly described in Paragraph 3 below, so as to preserve, protect and maintain the Acquired Assets for the ultimate benefit of the OAN Parties' respective bankruptcy estates and their creditors; and

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     WHEREAS, in anticipation of acquiring the Assigned Contracts and the other
Acquired Assets, ACI is willing to provide the financing and Services to the OAN Parties on the terms and subject to the conditions stated herein.

                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the OAN Parties and ACI do hereby promise and agree, subject to approval of the Bankruptcy Court, as follows:

          1.  Scope of ACI Services.  Commencing upon the date on which the
              ---------------------
Bankruptcy Court enters an interim or final order authorizing and approving this Agreement (the "Commencement Date"), and continuing during the Term hereof, ACI shall use its commercially reasonable efforts to provide the OAN Parties with operational and general management advice for day-to-day operations related to the Acquired Assets. Without limiting the generality of the foregoing, ACI shall consult with and advise the OAN Parties with respect to their relationships and contracts with their Customers and LECs included in the Acquired Assets. Specifically, ACI will consult with and advise the OAN Parties regarding their third party billing clearinghouse services; advanced funding of Customer receivables; maintenance of the call center operations; maintenance of sales and corporate development; maintenance of LEC relations; utilization of administrative personnel; and utilization of all systems and software used in the normal course of business. All of such services are referred to in this Agreement as the "Services." The OAN Parties and ACI have mutually agreed upon a Budget (as defined below) for the projected cost of operations of the OAN Parties during the first ninety (90) days of the OAN Parties' bankruptcy cases, as set forth in Paragraph 4(a) below.

          2.  Responsibilities of the OAN Parties.  Commencing on the
              -----------------------------------
Commencement Date, and continuing until termination of this Agreement, the OAN Parties agree as follows:

              (a) The OAN Parties shall provide ACI with all information and materials in their possession reasonably requested by ACI to enable ACI to provide the Services and perform its obligations under this Agreement in a reasonable, cost-effective and timely manner;

              (b) The OAN Parties shall perform any and all acts reasonably necessary to maintain and preserve the Acquired Assets in the ordinary course of business, and shall consult and cooperate with ACI regarding any such acts outside the ordinary course of business;

              (c) Subject to any applicable requirements of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure ("Bankruptcy Rules"), upon the reasonable request of ACI the OAN Parties shall timely exercise whatever rights they have with regard to the Acquired Assets, including but not limited to their rights (whether in law or equity) with respect to breach, termination, setoff, indemnity, waiver, sub-contracting and assignment;

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              (d)  The OAN Parties shall provide ACI with any and all financial information reasonably requested by ACI, including, without limitation, copies of all pleadings filed with the Bankruptcy Court, and reports, budgets or other financial information filed with or submitted to the Office of the United States Trustee in their respective Title 11 cases;

              (e) The OAN Parties shall consult and strategize with ACI to implement cost and overhead reduction in connection with the Transaction Processing Business;

              (f) The OAN Parties shall use their respective best efforts to process, bill and collect as expeditiously as possible, all pre-petition previously uncollected end-user accounts receivable for services rendered prior to the Petition Date; and

              (g) On the Petition Date, or as soon as practicable thereafter, the OAN Parties shall file and notice for hearing, motions seeking Bankruptcy Court approval of (i) the assumption, and authorization and approval of the terms and conditions of this Agreement; (ii) the bidding procedures motion, and then, when a hearing date is set, the sale of the Acquired Assets to ACI, including but not limited to the Customer Contracts (as identified in the Asset Purchase Agreement), pursuant to Sections 363 and 365 of the Bankruptcy Code, upon the terms and conditions set forth in the Asset Purchase Agreement; (iii) post-petition financing by ACI to the OAN Parties pursuant to Section 364 of the Bankruptcy Code upon the terms and conditions set forth herein; and (iv) post-petition financing provided by RFC Capital Corporation ("RFC") to the OAN Parties pursuant to Section 364 of the Bankruptcy Code.

              Notwithstanding the foregoing, nothing contained herein shall reduce, diminish or eliminate the duties and obligations of the OAN Parties as debtors in possession, under and pursuant to the Bankruptcy Code, Rules of Bankruptcy Procedure or Local Rules and U.S. Trustee Guidelines, as applicable to their respective Title 11 cases.

          3.  Post-Petition Financing.  Commencing on the Commencement Date and
              -----------------------
continuing until the earlier of the occurrence of an Event of Default (as defined herein) or the termination of this Agreement, ACI shall make periodic secured loans and advances ("DIP Loans") to or for the benefit of the OAN Parties in the amounts, and upon the terms and conditions, which follow:

              (a)  DIP Loan Amount.  The principal amount of the DIP Loan shall
                   ---------------
be a sum equal to, but not exceeding, the lesser of (I) the projected amount of the OAN Parties' cash operating deficit as reflected in the agreed upon Budget provided in Section 4(a) hereinbelow and attached hereto as Schedule 1, and (II) the actual amount of such cash operating deficit. Any unused portion of the DIP Loan availability (i.e., the difference between the Budgeted deficit and the actual cash operating deficit) from one month may be carried over and utilized by the OAN Parties in subsequent months; provided, however, that the maximum principal amount of the DIP Loan shall not exceed the sum of $300,000.

              (b)  Interest.  Interest shall accrue on the unpaid principal
                   --------
amount of all DIP Loans from the date of funding through the date of repayment, at the rate of Citibank Prime plus 1% per annum.

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              (c)  Joint and Several Liability. The indebtedness represented by
                   ---------------------------
the DIP Loans, including all principal, accrued and unpaid interest, fees, costs or other expenses accrued thereon, shall constitute a joint and several liability of each of the OAN Parties and their respective bankruptcy estates.

              (d)  Collateral.  As collateral for repayment of the DIP Loans,
                   ----------
including all principal, interest, fees, costs or expenses related thereto, and subject to approval of the Bankruptcy Court pursuant to Sections 364(c)(2) and 364(d)(1) of the Bankruptcy Code, the OAN Parties and each of them, hereby grant to and in favor of ACI, a valid, perfected and enforceable security interest in and lien upon all property of the OAN Parties and property of their respective bankruptcy estates, of any kind and nature whatsoever, whether now existing or hereafter acquired or arising, including recovery claims arising from or under provisions of the Bankruptcy Code, and all proceeds and products thereof. The lien and security interest granted hereunder shall be a prior perfected security interest, not subject to priming or surcharge, and senior in rank and priority to all other liens and claims, except the following: (I) all valid and non-avoidable pre-petition liens and security interests, and all Court-approved post-petition liens and security interests granted in favor of the OAN Parties' existing senior secured lender, RFC, to secure an aggregate indebtedness not exceeding $9.2 million including principal and accrued interest; and (II) an administrative claims carve-out in an amount not to exceed $500,000 less the amount of any post-petition retainers or post-petition advance deposits paid by or on behalf of the OAN Parties to any professional persons (and as further defined in the DIP Financing Stipulation with RFC, the "Administrative Claims Carve-Out").

              (e)  Priority.  The DIP Loans and all obligations of the OAN
                   --------
Parties thereunder, shall, in addition to the collateral securing same, constitute superpriority administrative expense claims under Section 364(c)(1) of the Bankruptcy Code, subject and subordinate only to (I) the OAN Parties' Court-approved repayment obligations in connection with post-petition loans and advances funded by RFC in the aggregate amount originally approved by the Bankruptcy Court; and (II) the Administrative Claims Carve-Out.

              (f)  Funding; Use of Proceeds.  Upon entry of an unstayed order of
                   ------------------------
the Bankruptcy Court approving this Agreement on an interim or final basis, ACI shall fund and disburse $100,000 of the principal of the DIP Loan to the OAN Parties, which shall be held in a separate debtor in possession trust account, and shall be drawable by the OAN Parties after 3-days' notice to ACI, as needed in accordance with the Budget. Subject to the limitations and conditions stated herein, the balance of the DIP Loan shall be funded as required as soon as practicable after the close of each monthly accounting period during the Term of this Agreement; accordingly, ACI's funding obligation shall survive the Closing under the Asset Purchase Agreement. The proceeds of all DIP Loans shall be used solely for the purposes and in the corresponding amounts set forth in the Budget as amended from time to time pursuant to Section 4(a) below, unless otherwise mutually agreed by the parties. Without limiting the generality of the foregoing, proceeds of the DIP Loans shall be used only for ordinary and necessary operating expenses of the Transaction Processing Business, including Budgeted new business development expenses, incurred in the ordinary course of business after the commencement of the OAN

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Parties' chapter 11 cases, and prior to the Closing (or the Bankruptcy Court's denial of approval) of the transaction evidenced by the Asset Purchase
Agreement.

              (g)  Repayment Terms.  Upon entry of a final order of the
                   ---------------
Bankruptcy Court approving and authorizing the sale and assignment of the Acquired Assets, including the Customer Contracts, to ACI, and the Closing of the transaction evidenced by the Asset Purchase Agreement, all obligations of the OAN Parties with respect to the DIP Loans shall be credited to the Purchase Price (as defined therein), and shall be deemed repaid in full. Upon the occurrence of an Event of Default hereunder and the termination of this Agreement, or the occurrence of an Event of Default resulting in the termination of the Asset Purchase Agreement, the amount of all DIP Loans, including principal, accrued and unpaid interest, costs, expenses and other fees, shall be immediately due and payable in full and without further Court order. The automatic stay of Section 362(a) of the Bankruptcy Code shall be modified accordingly.

              (h)  Documentation.  Upon request of ACI, the OAN Parties shall
                   -------------
enter into and execute such additional loan and security documentation as may be reasonably requested by ACI and consistent with the terms hereof, including without limitation, a loan agreement, promissory note, UCC-1 financing statements and intercreditor agreement. The failure to obtain, execute or deliver such additional documentation shall not affect the validity or enforceability of the DIP Loan or the security therefor as provided herein.

          4.  Additional Covenants.  The OAN Parties and ACI further agree as
              --------------------
follows:

              (a)  Budget.  The OAN Parties and ACI have mutually agreed upon a
                   ------
budget for the projected cost of operations of the OAN Parties during the first 90 days after the Petition Date in the OAN Parties' Title 11 cases (the "Budget"), which Budget is attached hereto as Schedule 1. The Budget may be modified only by mutual written consent of the OAN Parties and ACI. Subject to all other terms and conditions stated herein, ACI's obligation to fund the DIP Loans shall be limited to the amount of the cash operating deficit reflected in and accounted for in the Budget. Any and all operating deficits that are not accounted for within the Budget shall be and remain the sole responsibility of the OAN Parties and their respective bankruptcy estates.

                   (a.1.) Any and all pre-petition accounts receivable collected before or after the Petition Date shall be used to fund the operations of the OAN Parties, the Plan of Reorganization, and any and all administrative expense obligations of the OAN Parties, except to the extent such funds are used to cure the Assigned Contracts as provided herein, in the Asset Purchase Agreement (or in (S)365 Motion). Any pre-petition accounts receivable collected by the OAN Parties or on their behalf, shall not be included within the accrual-based Budget attached hereto as Schedule 1.

                   (a.2.) ACI shall consult with the OAN Parties in order to maximize the likelihood that the OAN Parties' bankruptcy estates do not incur a monthly operating loss greater than any such loss amount reflected in the approved Budget, exclusive of

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bankruptcy administrative expenses, which shall be borne by the OAN Parties'
bankruptcy estates.

              (b) Subject to the terms and conditions of the Asset Purchase Agreement and Bankruptcy Court approval thereof, ACI has agreed to assume the OAN Parties' liability for post-petition defaults, if any, with respect to existing OAN Customer and LEC contracts that are ultimately assigned to ACI pursuant to a final order entered by the Bankruptcy Court ("ACI Customer Guarantee"). To the extent that the OAN Parties fail to pay and discharge any post-petition liabilities to the Customers included in the Acquired Assets, the OAN Parties hereby grant to and in favor of ACI a lien upon and a security interest in OAN's post-petition accounts receivable and the proceeds thereof, as security for reimbursement and repayment by the OAN Parties of all amounts advanced by ACI pursuant to the ACI Customer Guarantee. The additional lien and security interest granted to ACI herein shall be junior and subordinate only to the liens and security interests in such collateral (I) in favor of RFC on account of non-avoidable pre-petition or Bankruptcy Court-approved post-petition loans and advances made to the OAN Parties, (II) in favor of ACI pursuant to the DIP Loan; and (III) for purposes of the Administrative Carve-Out.

              (c)  Customer Consents; Contingent Payout.  Immediately after the
                   ------------------------------------
Petition Date, ACI and the OAN Parties shall jointly present and seek to obtain commitments from current OAN Customers to agree to the assumption and assignment of the Customer Contracts to ACI. ACI and the OAN Parties will present the OAN Customers with an Instrument of Consent and Assignment substantially in the form attached as Exhibit G to the Asset Purchase Agreement ("Consent"), providing for, among other things, such Customer's consent to the assumption of its Contract by the relevant OAN Party, and the assignment of its Contract to ACI. Each Consent may include, on a case by case basis, but shall not be limited to, the following consideration to the Customer: (I) an immediate payment from the OAN Parties' estates representing a partial cure payment to the Customer under
Section 365(b)(1)(A) and (B) of the Bankruptcy Code ("Cure Payment"); (II) additional Cure Payments in the normal course of business from the OAN Parties' Estates; and (III) a contingent, deferred payout ("Contingent Payout") from ACI whereby any OAN Customer that consents to the assumption and assignment of its Contract to ACI, shall be entitled to receive deferred payments equaling some portion or all of the remaining balance of its Cure Payment (after first applying all Cure Payments funded by the OAN Parties' estates) subject to negotiation. The Contingent Payout shall be conditioned upon the particular Customer continuing to deliver messages for billing by ACI after such Customer's Contract is assigned to ACI, and shall terminate upon the Customer ceasing to be a Customer of ACI. The Consent will be subject to Bankruptcy Court approval. Each Customer that executes such Consent will not be required to waive any unsecured claims it may have against the OAN Parties or their bankruptcy estates (except to the extent of the Contingent Pay-Out); however the Customer shall be required to (x) waive any right to offset any pre-assignment defaults or any other pre-assignment claims against amounts due and owing to ACI under the Assigned Customer Contract, and (y) agree that ACI shall have the right to deduct from and setoff against any amounts due the Customer after the date of assignment, in an amount equal to any adjustments, deductions, setoffs or true-ups made by the LECs post-assignment with respect to such Customer or payments previously remitted on account of such Customer, whether such adjustments, deductions setoffs or true-ups result from transactions before or after the Petition Date or before or after the date of assignment.

              (d)  Consent to Assignment of LEC Contracts.  Immediately after
                   --------------------------------------
the Petition Date, ACI and the OAN Parties shall jointly present and seek to obtain commitments from the OAN Parties' current LEC providers to consent to the assumption and assignment of the LEC Contracts to ACI. ACI and the OAN Parties will present each LEC designated by ACI with mutually agreed upon form of consent ("LEC Consent") to the assumption and assignment of its Contract to ACI. Each LEC Consent shall include provisions for, (x) unless the particular LEC agrees to less favorable treatment, payment by the OAN Parties' Estates of all past-due amounts owing to the LEC (estimated as approximately $1.5 million in the aggregate); and (y) assumption and payment in the ordinary course of business by ACI of all other pre-assignment amounts due the LEC (estimated at approximately $3.5 million in the aggregate). The Purchase Price payable under the Asset Purchase Agreement shall include a cash payment from ACI to the OAN Parties equal to the difference between the aggregate amount of the LEC deposits as of the Closing Date and the amount of LEC indebtedness assumed by ACI as of the Closing Date. The LEC Consent will be subject to Bankruptcy Court approval concurrently with approval of the sale of the Acquired Assets.

              (e)  Non-Consenting Customers.  Subject to Court approval of the
                   ------------------------
sale of the Acquired Assets to ACI, the OAN Parties and ACI agree that with respect to any existing OAN Customers who fail to deliver a Consent within 40 days after the Petition Date, the OAN Parties will subcontract their rights and obligations for the remaining term of the relevant Customer Contract to ACI, effective upon the Closing of the Asset Purchase Agreement, such that ACI, on a per record fee basis, will assume operational and back-office functions in order to ensure that the OAN Parties can continue to process and provide services to each non-consenting Customer after the Closing of the Asset Purchase Agreement and assumption of the Assigned Customer Contracts. A form of such Sub-Contract will be negotiated and agreed upon by the parties hereto.

          5.  Independent Contractor Status.  ACI is an independent contractor
              -----------------------------
in the performance of the Services under this Agreement and shall determine the method, details and means of performing the Services. ACI is not an agent of OAN and has no authority whatsoever to bind OAN by contract or agreement of any kind.

          6.  Compensation.  Subject to Court approval of the sale and
              ------------
assignment of the Acquired Assets to ACI, and subject further to the provisions of Section 7 below, ACI agrees to waive any right to receive as compensation for the Services, all post-petition profits, if any, realized by the OAN Parties with respect to the Acquired Assets prior to the Closing of the transaction reflected in the Asset Purchase Agreement. For any and all new Customer contracts obtained by OAN for ACI during the Term of this Agreement, ACI shall pay OAN a royalty on gross revenues, exclusive of LEC fees, as follows: (i) 15% for the first twelve (12) months of the Customer contract; (ii) 10% for the second twelve (12) months of the Customer contract, if any; and (iii) 5% for the third twelve (12) months of the Customer contract, if any.

          7.  Expense Reimbursement.  For purposes of this Agreement,
              ---------------------
"Reimbursable Costs" shall include all of a parties' out-of-pocket costs and expenses, including legal fees incurred in connection with negotiations for the purchase and sale of the Acquired Assets, the negotiation and preparation of the Asset Purchase Agreement and this Agreement, and, in the case of ACI, the costs and expenses of ACI's personnel in rendering the Services and implementing the DIP Loan, but excluding the amount of any DIP Loans. If ACI is not the successful purchaser of the Acquired Assets at a sale under Section 363(b) and
(f) of the Bankruptcy Code, ACI shall be entitled to recover, as a first priority administrative expense claim under Sections 507(a)(1) and 503(b)(1)(A) of the Bankruptcy Code, the sum of $400,000 as reimbursement for its Reimbursable Costs; provided, however, that such claim shall not be payable from the Administrative Claims Carve-Out. If ACI is the successful purchaser of the Acquired Assets, ACI and the OAN Parties will each bear their own Reimbursable Costs.

          8.  Term.  The term of this Agreement (the "Term") shall commence on
              ----
the date hereof subject to entry of the Bankruptcy Court's interim or final approval orders, and shall continue until the earlier of (i) the occurrence of an Event of Default as defined in Section 10 below; (ii) the closing of the transactions contemplated by the Asset Purchase Agreement (the "Closing"), or
(iii) the ninetieth (90th) day after the Petition Date, unless extended by ACI on a month-to-month basis, which extension may be terminated by ACI upon 15-days' notice to the OAN Parties. Upon the termination of this Agreement, neither party shall be further obligated under this Agreement except for the OAN Parties' Expense Reimbursement obligation in accordance with Section 7 above, if approved by the Bankruptcy Court, and, if such termination is not the result of an Event of Default, ACI's DIP Loan funding commitment under Section 3 above.

          9.  Bankruptcy Court Approval.  This Agreement is conditioned upon,
              -------------------------
and shall become effective only upon, entry of an interim or final order of the Bankruptcy Court approving the assumption of this Agreement by each of the OAN Parties as debtors in possession, and approving and authorizing each of the terms and conditions hereof.

          10. Events of Default.
              -----------------

              Each of the following events, acts, omissions or conditions (each an "Event of Default") shall constitute a material default of the terms of this Agreement. Upon the occurrence of an Event of Default, this Agreement will automatically terminate unless the OAN Parties and ACI mutually agree in writing to continue the Agreement, or the non-defaulting party elects not to terminate this Agreement:

              (a) Failure by the OAN Parties to satisfy their obligations as set forth in sections 2 and 4 of this Agreement;

              (b) Failure by ACI to satisfy its obligations as set forth in sections 1, 3 and 4 of this Agreement;

              (c) The sale of the Acquired Assets to ACI does not Close within 90 days of the Petition Date and ACI terminates this Agreement by written notice
                             ---
to the OAN Parties as set forth in section 8 above;

              (d) The Bankruptcy Court declines to approve the sale, transfer and assignment of the Acquired Assets in accordance with the terms and conditions of the Asset Purchase Agreement, and ACI terminates the Asset Purchase Agreement;

              (e)  The OAN Parties' bankruptcy cases are either (I) dismissed;
(II) converted to a Chapter 7; or (III) a Chapter 11 Trustee is appointed therein;

              (f) An event of default has occurred and has not been waived by ACI under the Asset Purchase Agreement;

              (g) Failure of the OAN Parties to have obtained, by the date of the hearing on the motion to approve the sale of the Acquired Assets, Consents executed by existing Customers which aggregate 10.8 million call records or $540,000 in processing fees per month; and

              (h) Failure of the OAN Parties to have obtained entry of an interim or final order of the Bankruptcy Court authorizing and approving the DIP Financing Stipulation with RFC (pursuant to which RFC will extend post-petition secured financing to the OAN Parties) within ten (10) days after the Petition Date.

          11. Notices.  All notices, requests, demands and other communications
              -------
made under this Agreement shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of three (3) business days after the day when mailed by registered or certified mail (postage pre-paid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to the OAN Parties, to:

OAN Services, Inc.
9255 Corbin Avenue
Northridge, CA 91324
Attention: President and General Counsel
Facsimile: 818-709-1825

With a copy to:

Richard L. Wynne, Esq.
Sharon M. Kopman, Esq.
WYNNE SPIEGEL ITKIN, A Law Corporation
1901 Avenue of the Stars
Suite 1600
Los Angeles, CA 90067


If to ACI, to:

ACI Telecommunications, Inc.
190 S. LaSalle Street, Suite 1710
Chicago, IL 60603
Attn: Patrick J. Haynes, III
Fax (312) 419-0172

With copies to:
Richard T. Peters, Esq.
Michael Gould, Esq.
Sidley Austin Brown & Wood
555 West Fifth Street, Suite 4000
Los Angeles, California 90013
Fax: (213) 896-6600

Bruce A. Cheatham, Esq.
Winstead, Sechrist & Minick
5400 Renaissance Tower
1201 Elm Street
Dallas, TX 75270
Fax (214) 745-5390

          12.  Entire Agreement.  This Agreement and any agreements between or
               ----------------
among the parties hereto of even date herewith constitute the entire agreement among the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are merged herein and superseded hereby, it being the intention of the parties hereto that this Agreement and the instruments and agreements contemplated hereby shall serve as the complete and exclusive statement of the terms of their agreement together. No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.

          13.  Assignment.  This Agreement and the rights and obligations
               ----------
hereunder shall not be assignable or transferable (i) by ACI without the prior written consent of the OAN Parties, except to an affiliate of ACI or to a financial institution in connection with a financing related to this Agreement; or (ii) by the OAN Parties without the prior written consent of ACI. As to either of such exceptions which requires the approval of the other party, approval shall not be unreasonably withheld.

          14.  Binding Effect.  This Agreement shall be binding upon the parties
               --------------
hereto and their respective successors and permitted assigns.

          15.  Section Headings.  The headings in this Agreement are for
               ----------------
purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

          16.  Severability.  The parties agree that if any provision of this
               ------------
Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, so long as the original intent of the parties remain intact, and the rights and obligations of the parties shall be construed and enforced accordingly.

          17.  Applicable Law, Venue and Retention of Jurisdiction.  This
               ---------------------------------------------------
Agreement shall be governed and construed in accordance with the laws of the State of California without regard to the rules of conflict of laws of the State of California or any other jurisdiction. All actions brought, arising out of, or related to this Agreement shall be brought in the Bankruptcy Court, and the Bankruptcy Court shall retain jurisdiction to determine any and all such actions.

          18.  Counterparts.  This Agreement may be executed in one or more
               ------------
original or facsimile counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been executed by each of the parties and delivered to the other parties.

          19.  Use of Terms.  In this Agreement, (i) the words "hereof,"
               ------------
"herein," "hereto," "hereunder" and words of similar import mean and refer to this Agreement as a whole and not merely to the specific section or clause in which the respective word appears, (ii) words importing gender include the other genders as appropriate and (iii) any terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

          20.  Facsimile Copy.  This Agreement may be executed in facsimile copy
               --------------
with the same binding effect as an original.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

                              ACI Telecommunications, Inc.

                              By:  /s/ Michael J. Labedz
                                   ----------------------
                                   Name  Michael J. Labedz
                                   Title President


nTelecom Holdings, Inc.,
a Delaware Corporation

By:  /s/ Harvey M. Berg
     ------------------------
     Name  Harvey M. Berg
     Title President


OAN Services, Inc.,
a Texas Corporation

By:  /s/ Harvey M. Berg
     ------------------------
     Name  Harvey M. Berg
     Title President


OAN Services of Florida, Inc.,
a Texas Corporation


By:  /s/ Harvey M. Berg
     ------------------------
     Name  Harvey M. Berg
     Title President